UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2015

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-55362	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 9, 2015, Eyegate Pharmaceuticals, Inc. (the “Company”) and its wholly owned subsidiary EyeGate Pharma S.A.S. entered into a License Agreement (the “Agreement”) with Valeant Pharmaceuticals Luxembourg S.à r.l. (“Valeant”), with respect to the development and commercialization of the Company’s EGP-437 combination product, which delivers the drug EGP-437, a reformulated topically active corticosteroid, dexamethasone phosphate, into the ocular tissues through the Company’s proprietary innovative drug delivery system, the EyeGate® II Delivery System (the “Product”).  Under the Agreement, the Company granted Valeant (i) an exclusive license to manufacture, sell, distribute, commercialize and otherwise exploit the Product throughout the world (the “Territory”) for use in the field of uveitis (the “Field”), (ii) an exclusive license to develop the Product in the Field outside of the United States, and (iii) a license, being exclusive except as to the Company, to develop the Product in the Field in the United States.  The Company also granted Valeant a certain right of last refusal in the event the Company seeks to commercialize or otherwise exploit the Product in the Territory outside the Field.

The Company will be responsible for conducting certain development work supporting regulatory approval of the Product in the United States for non-infectious anterior uveitis, subject to a development plan agreed upon by a joint steering committee established by the parties to coordinate activities with respect to the rights and obligations set forth in the Agreement, and upon agreement of the Company and Valeant, additional development work that may be required as a condition for such approval in the United States.  In connection with such development, the Company will bear the costs of the pre-defined development work in the United States and Valeant will bear the costs of any development in the Field outside of the United States. The Company and Valeant will mutually agree upon the allocation of costs associated with any additional development work in the United States, subject to certain conditions.  Valeant will have the right to assume the responsibility of development of the Product in the United States in the event that the Company does not desire to pursue any additional required development work under the Agreement in certain circumstances. For a certain period of time, neither party will develop, make or have made, promote, market, sell or distribute competitive products in the Territory, subject to certain exceptions.

The Company will be responsible for filing and maintaining regulatory applications with the Food and Drug Administration (the “FDA”) prior to obtaining marketing authorization; thereafter Valeant shall be responsible for all communications with the FDA.  Valeant will be responsible for filing any regulatory applications in countries in the Territory outside of the United States and will have the exclusive right to commercialize the Product in the Field throughout the Territory.

Under the Agreement, Valeant paid the Company an upfront payment of $1 million.  The Company is eligible to receive milestone payments totaling up to $32.5 million, upon and subject to the achievement of certain specified developmental and commercial milestones.  In addition, the Company is eligible to receive royalties based on a specified percent of net sales (in the high single digits) of the Product in the Territory, subject to adjustment in certain circumstances.

Either party may terminate the Agreement in its entirety if the other party materially breaches the Agreement and the breach remains uncured for a defined cure period, and either party may terminate the Agreement in its entirety upon the bankruptcy of the other party.  The Company may terminate the Agreement following commercial launch of the Product if Valeant ceases selling and distributing the Product in the United States for a defined period of time, subject to certain limitations.  Valeant may terminate the Agreement at any time, on a without cause basis, by providing 90 days written notice, or immediately upon the determination by a court of competent jurisdiction if Valeant’s actions pursuant to the terms of the Agreement infringe upon the intellectual property rights of a third party.

The press release dated July 10, 2015 announcing the entry into the Agreement and describing certain of its material terms is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the Agreement as set forth herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

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Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby files the following exhibit:

10.1†	License Agreement made as of July 9, 2015, by and among the Company, EyeGate Pharma S.A.S., a wholly owned subsidiary of the Company and Valeant Pharmaceuticals Luxembourg S.à r.l.

99.1	Press Release dated July 10, 2015.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: July 10, 2015

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Exhibit Index

10.1†	License Agreement made as of July 9, 2015, by and among the Company, EyeGate Pharma S.A.S., a wholly owned subsidiary of the Company and Valeant Pharmaceuticals Luxembourg S.à r.l., a société à responsabilité limitée.

99.1	Press Release dated July 10, 2015.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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